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                                                                 EXHIBIT C


FOR IMMEDIATE RELEASE
May 29, 1996


           TDI FINANCIAL TO ACQUIRE SECURITY CHICAGO CORPORATION

     CHICAGO (May 29) - James W. Aldrich, principal shareholder and chairman of TDI Financial Corp. and James D. Polivka, chairman of Security Chicago Corp., today jointly announced a definitive agreement under which TDI Financial Corp. will purchase Security Chicago Corp. for $60 per share.

     Aldrich is a long-time Chicago community banker. TDI is a Chicago-based corporation established by Aldrich for the purpose of facilitating this transaction.

     Security Chicago Corp. had assets of over $70 million as of March 31, 1996. Security Chicago Corp. is a one bank holding company that owns First Security Bank of Chicago located at 196 East Pearson Street. First Security Bank also has a branch office at 446 East Ontario Street and a convenience facility located in Water Tower Place.

     "This action is in the best interest of our stockholders, customers, and the community," said Polivka. "With his distinguished career in the financial services industry and extensive knowledge of this market, Jim Aldrich brings the resources and dedication to effectively position First Security for the future. Jim also shares our community banking philosophy of offering quality products and services without sacrificing the personal attention First Security customers have come to expect."

     Aldrich is the former chairman and chief executive officer of Lake Shore National Bank, a long time fixture on Michigan Avenue. In 1993, Lake Shore was acquired by First Chicago Corp. Prior to joining Lake Shore, Aldrich was chairman and chief executive officer of LaSalle Northwest National Bank, located on the northwest side of the City.

     "First Security is a quality banking institution with a rich history of serving the Magnificent Mile, Gold Coast and Streeterville neighborhoods. My intention is to build upon future financial needs. I also intend to build on First Security's tradition of being an active participant in this neighborhood," said Aldrich.

     The transaction, which is expected to close during the fourth quarter of this year, is subject to the approval by the stockholders of Security Chicago Corp. and appropriate regulatory agencies.